Exhibit n.2

Consent of Independent Auditors

We consent to the references to our firm under the captions “Selected Consolidated Financial and Other Data”, “Senior Securities”, and “Experts” and to the use of our reports dated (a) March 2, 2004, with respect to the consolidated financial statements including the consolidated schedules of investments of MCG Capital Corporation and (b) dated March 19, 2004, with respect to the senior securities table of MCG Capital Corporation included in Amendment No. 2 to the Registration Statement (Form N-2 No. 333-113236) and related Prospectus of MCG Capital Corporation for the registration of 18,000,000 shares of its common stock.

/s/    Ernst & Young LLP

McLean, Virginia

April 7, 2004